Exhibit 99.1

Zoran Corporation:	The Global Consulting Group:
Karl Schneider	Kristyn Hutzell (Investors)
Chief Financial Officer	(925) 946-9392
(408) 919-4111	Kristyn.Hutzell@tfn.com
ir@zoran.com

Company Web Site:

www.zoran.com

ZORAN CORPORATION REPORTS FIRST QUARTER 2003 RESULTS

DVD units grow 95 percent, Digital Camera units up 551 percent  year-over-year

SANTA CLARA, Calif.  (April 24, 2003)  — Zoran Corporation (Nasdaq NM: ZRAN), a leading provider of digital solutions-on-a-chip for applications in the growing consumer electronics markets, today reported results for its first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $37.8 million compared with $31.1 million for the same quarter in 2002 and $40.0 million last quarter. Net income for the first quarter was $193,000, or $0.01 per diluted share, as compared with a net loss of $235,000, or $0.01 per share, for the same quarter last year, and net income of $196,000, or $0.01 per diluted share, for the fourth quarter of 2002.

Excluding acquisition-related amortization of purchased intangibles and other nonrecurring charges from reported operating expenses, the Company reported pro forma net income for the first quarter of $1.1 million, or $0.04 per share on a diluted basis. This compares with pro forma net income of $2.2 million, or $0.08 per diluted share, for the same quarter last year and $6.9 million, or $0.24 per diluted share, for the fourth quarter of 2002.

“During the first quarter we continued to track to our key objectives including the transition to our Vaddis 6 System on a Chip (SOC) which integrates the DVD servo front-end and back-end multiprocessing functions onto a single chip. For the quarter, our DVD unit shipments increased 95 percent compared to the same period last year,” said Dr. Levy Gerzberg, Zoran’s president and chief executive officer.  “Also, we have made significant strides in the digital camera market as evidenced by the more than 50 cameras with the COACH processor demonstrated by our customers at the Photo Marketing Association show in Las Vegas in March. Unit shipments of our digital camera products increased 551 percent compared to the first quarter of last year.  We are very well positioned to continue to lead these fast growing markets through innovative, advanced and integrated solutions.”

First Quarter Highlights

•                    Zoran’s Vaddis 6 DVD single chip solution unit shipments meet Q1 goals

•                    Zoran’s Vaddis product line powers Samsung's new line of DVD players

•                    Zoran’s new advanced DVD recording solution, Activa 100 is sampling at major DVD recorder manufacturers

•                    Zoran’s Vaddis powers Arcam’s new generation of award-winning PAL standard progressive scan DVD players

•                    The Vaddis 5E DVD processor is powering Sanyo’s new DVD Hi-Fi VCR Home Theatre Combo product with TV Guardian technology

•                    Zoran’s COACH processor powers over 50 cameras on display at Photo Marketing Association (PMA) trade show in Las Vegas

•                    The COACH processor powers six new digital cameras from Concord Camera Corporation

•                    The new highly integrated sixth generation COACH 6 processor is shipping in sample quantities to OEM customers

•                    Apex Digital has entered the digital camera market with two new models powered by Zoran’s COACH processor

•                    Samsung’s new Digimax 3 and 4 megapixel high performance digital zoom cameras displayed at PMA are powered by the COACH 5 processor

•                    Zoran has partnered with World Wide Licenses to deliver New Polaroid and Cool-iCam brand digital cameras

Future Outlook

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

The Company is currently expecting its second quarter 2003 revenues to increase 13 to 18 percent from first quarter 2003 levels. Product gross margin is expected to improve significantly from 28 percent to between 36 and 37 percent in the second quarter with overall gross margin expected to range between 37 and 38 percent. Operating expenses, excluding any acquisition related costs, are expected to increase 19 to 20 percent from first quarter levels. Earnings per share is expected to range between $0.10 and $0.12 per diluted share under GAAP, or between $0.14 and $0.16 per diluted share, excluding acquisition related costs, on 28.5 million shares. Acquisition related costs to be included under GAAP should be $953,000. On an annual basis, the Company’s guidance remains unchanged and, management continues to expect revenues to grow 30 to 34 percent from 2002 levels with earnings growth of 17 to 24 percent.

Zoran will provide more commentary on its first quarter results and 2003 outlook during the earnings conference call.

Earnings Conference Call

Zoran Corporation has scheduled a conference call for 5:00 p.m. ET today to discuss first quarter results.  To listen to the call, please call 617-801-9702 approximately five minutes prior to the start of the call.   For those who are not available to listen to the live conference call, a replay will be available via telephone from approximately 7:00 p.m. ET on April 24 until 7:00 p.m. ET on May 1. The access number for the replay is 617-801-6888; confirmation number 823068.

Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties through the investor relations section of Zoran’s website at www.zoran.com. Please access the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Company Profile
Zoran Corporation, based in Santa Clara, California, is a leading provider of digital solutions-on-a-chip for applications in the growing consumer electronics markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio, video, and imaging applications. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD products and digital cameras have received recognition for excellence and are now in millions of homes worldwide. With headquarters in the U.S. and operations in Canada, China, Hong Kong, Israel, Japan, Korea and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-919-4111.

Forward Looking Statements
This press release includes a number of forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with: rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, the ongoing introduction of new and enhanced products by the Company and its competitors and the transition from older products; intensive competition in markets in which the Company competes; the Company’s reliance on independent foundries and contractors for its wafer supplies and product assembly and testing and its ability to ramp up manufacturing capacity to meet changing customer requirements; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; the reliance on international sales and operations, particularly the Company’s operations in Israel; and the effects of general business and changing economic conditions on the markets that the Company serves. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

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ZORAN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2003	2002

Revenues:
Product sales	$37,097	$29,105
Software, licensing and development	736	1,985
Total revenues	37,833	31,090

Costs and expenses:
Cost of product sales	26,710	18,832
Research and development	4,479	5,521
Selling, general and administrative	6,942	5,740
Amortization of other intangibles	953	2,445
Total costs and expenses	39,084	32,538

Operating loss	(1,251)	(1,448)
Interest and other income (loss), net	1,571	1,459
Income before income taxes	320	11
Provision for income taxes	127	246
Net income (loss)	$193	$(235)

Basic net income (loss) per share	$0.01	$(0.01)
Diluted net income (loss) per share	$0.01	$(0.01)
Shares used in computing per share amounts:
Basic	27,396	26,774
Diluted	28,096	26,774

ZORAN CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Use of Pro Forma Financial Information:

To supplement our consolidated financial statements presented on a GAAP basis, Zoran uses a pro forma measure of net income, which is adjusted to exclude amortization of acquisition related purchase intangibles.

Our pro forma net income gives an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with generally accepted accounting principles in the United States.

	Three Months Ended March 31,
	2003	2002

Revenues:
Product sales	$37,097	$29,105
Software, licensing and development	736	1,985
Total revenues	37,833	31,090

Costs and expenses:
Cost of product sales	26,710	18,832
Research and development	4,479	5,521
Selling, general and administrative	6,942	5,740
Total costs and expenses	38,131	30,093

Operating income (loss)	(298)	997
Interest and other income (loss), net	1,571	1,459
Income before income taxes	1,273	2,456
Provision for income taxes	127	246
Net income	$1,146	$2,210

Basic net income per share	$0.04	$0.08
Diluted net income per share	$0.04	$0.08
Shares used in computing per share amounts:
Basic	27,396	26,774
Diluted	28,096	28,803

RECONCILIATION OF PRO FORMA NET INCOME TO GAAP NET INCOME

(in thousands)

(unaudited)

Pro forma net income	$1,146	$2,210
Items excluded from pro forma:
Amortization of other intangibles (1)	(953)	(2,445)
Net income (loss)	$193	$(235)

(1)                    Amortization of other intangibles assets for the quarter ended March 31, 2003 and 2002 is associated with the acquisitions of PixelCam Inc. and Nogatech Inc. in June and October of 2000, respectively.

ZORAN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002

ASSETS
Current assets:
Cash and short-term investments	$136,897	$137,075
Accounts receivable, net	46,082	34,652
Inventory	7,703	12,686
Prepaid expenses & other current assets	7,759	6,479
Total current assets	198,441	190,892
Property and equipment, net	5,945	5,848
Other investments	73,860	78,334
Goodwill and other intangibles	66,348	67,542
	$344,594	$342,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,222	$9,639
Accrued expenses and other liabilities	19,924	21,965
Total current liabilities	33,146	31,604

Stockholders’ equity:
Common Stock	27	27
Additional paid-in capital	399,160	399,052
Deferred stock-based compensation	(73)	(83)
Accumulated other comprehensive income	633	508
Accumulated deficit	(88,299)	(88,492)
Total stockholders’ equity	311,448	311,012
	$344,594	$342,616

Contact:	Karl Schneider, Chief Financial Officer of Zoran Corporation, 408-919-4111, or
ir@zoran.com; or Kristyn Hutzell, 415-617-2543, or Kristyn.Hutzell@tfn.com, for
Zoran Corporation/First Call Analyst:
Web site: http://www.zoran.com
(ZRAN)